Exhibit 23.2

CONSENT OF APPOINTED ACTUARY

I consent to the incorporation by reference in this Registration Statement on Form S-8 of Sun Life Financial Inc. (the “Company”) of the Appointed Actuary’s Report to the Shareholders and Directors dated February 12, 2025 (the “Report”) appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2024.

In the Report, I have valued the policy liabilities of the Company and its subsidiaries for its Consolidated Financial Statements prepared in accordance with International Financial Reporting Standards for the years ended December 31, 2024 and December 31, 2023.

/s/ Kevin Morrissey
Kevin Morrissey
Fellow, Canadian Institute of Actuaries

Toronto, Ontario, Canada

February 13, 2025